Exhibit 99.1

Genesis Energy, L.P. Announces Public Offering of Common Units

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement of a registered underwritten public offering of 8,000,000 common units representing limited partner interests. We expect to grant the underwriter a 30-day option to purchase up to 1,200,000 additional common units from us. We intend to use the net proceeds from the offering, including any net proceeds from the underwriter’s exercise of their option to purchase additional common units, for general partnership purposes, including funding acquisitions (including organic growth projects) or repaying a portion of the borrowings outstanding under our revolving credit facility.

A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from:

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, NY 10281-8098

Attention: Equity Syndicate

Phone: 877-822-4089

Email: equityprospectus@rbccm.com

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding our ability to close the offering successfully and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer